Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Delivers Record Second Quarter Revenue of $16.1 Million, up 73%

Distribution Expansion and Robust Demand for Portfolio Drives Strong Double-Digit Growth

Boca Raton, FL (August 8, 2019) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today reported financial results for the three and six months ended June 30, 2019.

2019 Second Quarter Highlights:

●	Revenue of $16.1 million, up 73% from $9.3 million in the year ago quarter
‒	Domestic revenue increased 69% to $14.4 million, up from $8.5 million in the year ago quarter
■	Driven by continued strong double-digit growth in traditional channels of trade and expansion with world class retail and distribution partners.
‒	International revenue increased 119% to $1.7 million, up from $766,000 in the year ago quarter
■	Our Nordic distribution partner People’s Choice, increased revenues by 64% to $1.3 million due to timing of promotional programs and new flavor launches.
■	Asian revenues totaled $381,000 which included royalty revenues from China of $88,000 and $293,000 in initial revenues from Malaysia as well as continued recurring revenues from Hong Kong.
●	Gross profit of $6.9 million, up 70% from $4.0 million in the year ago quarter
●	Net loss to common stockholders of $1.5 million compared to a net loss to common stockholders of $3.4 million in the year ago quarter, inclusive of $834,000 in net investments in Asia and a $1.0 million legal settlement in 2018.
●	Non-GAAP Adjusted EBITDA* excluding one-time charges totaled a loss of $15,000 compared to a loss of $262,000 in the year ago quarter excluding the net Asia investments of $834,000.

2019 First Half Highlights:

●	Revenue of $30.6 million, up 43% from $21.4 million in the 2018 period
‒	Domestic revenue increased 55% to $25.8 million, up from $16.6 million in the 2018 period
■	Driven by continued strong growth in existing traditional channels of trade and expansion with world class retail and distribution partners.
‒	International revenue increased 1% to $4.8 million, up from $4.7 in the 2018 period
■	Our Nordic distribution partner People’s Choice, increased revenues by 30% to $4.3 million due to timing of promotional programs and new flavor launches.
■	Asian revenues totaled $434,000 and included royalty revenues from China of $178,000, a decrease of $920,000 due to a change in the business model in China to a royalty and licensing framework which mitigates risk and reduces marketing investments, but correspondingly decreases revenue. Asian revenues also included $256,000 from initial expansion in Malaysia as well as continued recurring revenues from Hong Kong.

●	Gross profit of $12.6 million, up 44% from $8.7 million in the 2018 period
●	Net Income to common stockholders was $10.2 million, inclusive of a $12.0 million net gain recognized for establishment of a note receivable related to the business model change in China and after adding back interest expense on convertible notes of $243,000 and the amortization on discount on notes payable of $179,000, a diluted net income available to common stockholders of $10.6 million, compared to a net loss to common stockholders of $6.4 million, inclusive of $3.0 million in net investments in Asia and a $1.0 million legal settlement in 2018.
●	Non-GAAP Adjusted EBITDA* excluding one-time charges totaled a positive $863,067 compared to a loss of $120,000 in the 2018 period, excluding net Asia investments of $3.0 million.

Other Highlights:

●	Signed a distribution agreement with Big Geyser, New York’s largest independent non-alcoholic beverage distributor serving 20,000 locations in The Five Boroughs of New York City and The Counties of Nassau, Suffolk, Westchester and Putnam.
●	Launched product with premier convenience store chain, QuikTrip® (QT), in over 450 locations nationwide
●	Launched newest flavor, Sparkling Fuji Apple Pear, in GNC
●	Added Board member Ms. Regan Ebert, a veteran marketing executive with more than 20 years of experience at three of the world’s top consumer packaged goods companies
●	Trend forward functional energy brand has gained momentum as CELSIUS® is growing faster than the category, at a reported 38.6%, year to date (Last 52 Weeks Ending 7.14.2019, SHELF STABLE FUNCTIONAL BEVERAGE, SPINSscan Conventional Markets: TOTAL US – CONVENIENCE)

Subsequent to Quarter-end:

●	Secured additional distribution agreements with partners in the Anheuser-Busch InBev, PepsiCo, Keurig Dr. Pepper and MillerCoors networks, further expanding availability to new regions as Celsius builds out its national distribution network which now includes over 50 regional direct store delivery (DSD) partners.

“Our Second quarter results demonstrate the traction we are gaining both domestically and abroad and highlights the power of our trend forward brand that is aligned with today’s health minded consumer. During the quarter we broadened our reach and drove deeper placements in existing accounts. Our increased sales volumes are driven from the demands of our CELSIUS® portfolio and our rapidly growing consumer base,” said John Fieldly, President and Chief Executive Officer. “Through the first half of the year, revenue has grown by more than 40%, topping $30 million in sales and at the same time we continue to focus on controlling costs and optimize our operating cash. We remain confident about the opportunities for continued growth and further realizing returns on our investments as we continue to execute our plans for expansion and new product launches. Most recently in the U.S. we continue our pursuit for a national distribution network and are now in over 50 regional DSD partners, many of which are premier beverage distributors. In Europe, our products and new flavor launches are receiving an overwhelmingly positive response. Favorable market trends and strong consumer demand for healthy beverage alternatives combined with our ability to scale rapidly with a variety of products and flavors position us for continued success. Our strategy of positioning Celsius as the global beverage leader for health-minded consumers remains our top priority.”

Second Quarter Ended June 30, 2019 Compared to Second Quarter Ended June 30, 2018

Revenue

For the three months ended June 30, 2019, revenue was $16.1 million, an increase of $6.8 million, or 73%, compared to $9.3 million for same period in the prior year. The increase of 73% was driven by growth across all geographies including strong growth of 69% in North America revenue primarily attributable to both double-digit growth in existing accounts and new distribution expansion. Revenue in Europe increased 64% primarily as a result of the launch of new flavors. Revenue growth in Asia reflects the traction the company is gaining in the region outside of China, which was partially offset by the change in business model in China to a royalty and license fee arrangement. The total increase in revenue from the 2018 quarter to the 2019 quarter is primarily attributable to an increase in sales volume, as opposed to increases in product pricing.

The following table sets forth revenue by geography and changes therein for the three and six month periods ended June 30, 2019 and 2018:

	Three months ended June 30,			Six months ended June 30,
Revenue Source	2019	2018	% Change	2019	2018	% Change

Total Revenue	$16,121,929	$9,298,327	73%	$30,607,579	$21,358,303	43%
North America	$14,443,975	$8,532,719	69%	$25,841,837	$16,628,799	55%
Europe	$1,261,313	$767,884	64%	$4,260,977	$3,274,318	30%
Asia	$381,281	$(35,276)	981%	$434,045	$1,354,000	(68)%
Other	$35,360	$33,000	7%	$70,720	$101,186	(30)%

Gross profit

For the three months ended June 30, 2019, gross profit increased by $2.8 million, or 70%, to $6.9 million, from $4.0 million for the same quarter in 2018. Gross profit margins remained consistent at 42.6% for the three months ended June 30, 2019 compared to 42.8% for the 2018 quarter. The increase in gross profit dollars is mainly related to increases in sales volume, as opposed to increases in product pricing.

Sales and marketing expenses

Selling and marketing expenses for the three months ended June 30, 2019 were $5.6 million, an increase of $1.5 million, or 37%, from $4.1 million in the same quarter in 2018. The increase is primarily due to trade show activities to support the company’s expanded distribution network, as well as investment in marketing activities and employee resources, which was partially offset by no direct marketing investments in China during the current period due to the change in the China business model effective January 1, 2019.

General and administrative expenses

General and administrative expenses for the three months ended June 30, 2019 were $2.4 million, a decrease of $708,000, or 23%, from $3.1 million for the three months ended June 30, 2018. The decrease was primarily due to an accrual in the second quarter of 2018 of $945,000 pertaining to the settlement of a territorial dispute with a former distributor. Excluding this impact, general and administrative expenses increased $237,000 primarily due to increases in legal costs, insurance, rent and employee costs.

Other income / expense

Total other expense increased to $344,641 for the three months ended June 30, 2019, up from $41,800 for the same period in 2018 as a result of amortization of discounts on notes payable of $93,000 and a loss of $220,000 related to China assets that will not be realized, partially offset by a reduction of interest expense in the amount of $10,000.

Net Income (Loss)

As a result of the above, for the three months ended June 30, 2019, the company had a net loss available to common stockholders of $1.5 million or ($0.03) per basic and diluted share based on a weighted average of 57,336,117 shares outstanding. In comparison, for the three months ended June 30, 2018, the company had a net loss of $3.3 million, and after giving effect to preferred stock dividends of approximately $43,000, a net loss available to common stockholders of $3.4 million or $(0.07) per basic and diluted share based on a weighted average of 51,003,803 shares outstanding.

Six Months ended June 30, 2019 compared to Six Months ended June 30, 2018

Revenue

For the six months ended June 30, 2019, revenue was $30.6 million, an increase of $9.2 million or 43% from $21.4 million in revenue for the six months ending June 30, 2018. The revenue increase of 43% was attributable in large part to strong growth of 55% in North American revenue driven by double-digit growth in existing accounts and new distribution expansion. In addition, European revenue increased 30% from the 2018 period to the 2019 period primarily as a result of the launch of new flavors. These increases were partially offset by a decline in Asian revenues as a result of the change in the company’s business model in China to a royalty and license fee arrangement. The total increase in revenue was primarily due to an increase in sales volume, as opposed to increases in product pricing.

Gross profit

For the six months ended June 30, 2019, gross profit increased by $3.9 million, or 44%, to $12.6 million from $8.7 million for the six months ended June 30, 2018. Gross profit margins increased by 20 basis points to 41.1% for the six months ended June 30, 2019 compared to 40.9% for the six months ended June 30, 2018. The increase in gross profit dollars is mainly related to an increase in sales volume, as opposed to increases in product pricing.

Sales and marketing expenses

Sales and marketing expenses for the six months ended June 30, 2019 were $9.2 million, a decrease of $585,000, or 6%, from $9.7 million in the same period in 2018. The decrease is due primarily to the change in business model in China, which no longer requires direct marketing investments by the company. The actual reduction in marketing investments from the 2018 period to the 2019 period was $2.8 million, which was partially offset by increases in other sales expenses including incremental spending in trade show activities to support the company’s expanded distribution network, storage & distribution costs, and employee and broker costs.

General and administrative expenses

General and administrative expenses for the six months ended June 30, 2019 were approximately $5.1 million, a decrease of $88,000, or 2%, from $5.2 million for the six months ended June 30, 2018. The decrease was primarily due to the inclusion of an accrual of $945,000 in the prior year period that pertained to the settlement of a territorial dispute with a former distributor. Excluding this impact, general and administrative expenses increased $857,000 primarily as a result of incremental stock option expense, which accounted for $504,000 of the year-over-year increase. Additionally, there were increases in other areas including legal, insurance, rent, professional fees and employee costs.

Other income / expense

Total other income increased by $11.9 million to $11.8 million for the six months ended June 30, 2019 compared to total other expense of $80,000 for the same period in 2018, primarily due to the recognition of a note receivable from our Chinese licensee, who, in connection with the change in our China business model effective January 1, 2019, agreed to repay the market investment Celsius made in China, over a five-year period, under an unsecured, interest-bearing promissory note.

Net income

As a result of the above, for the six months ended June 30, 2019, Celsius had net income available to common stockholders of $10.2 million, or $0.18 per basic and after adding back interest expense on convertible notes of $243,000 and the amortization on discount on notes payable of $179,000, a diluted net income available to common shareholders of $10.6 million or $0.17 per share based on a weighted average of 61,817,621 shares outstanding. In comparison, for the six months ended June 30, 2018 the company had a net loss of $6.2 million, and after giving effect to preferred stock dividends of approximately $126,000, a net loss available to common stockholders of $6.4 million or ($0.13) per basic and diluted share based on a weighted average of 48,952,357 shares outstanding.

Liquidity and Capital Resources

As of June 30, 2019, the company had cash of $4.8 million compared to $7.7 million as of December 31, 2018. The company had working capital of $23.2 million as of June 30, 2019 compared to $19.6 million as of December 31, 2018.

Cash used in operations during the six months ended June 30, 2019 totaled $4.5 million, reflecting investments in pre-payments and deposits and the settlement of marketing expenses related to the change in our China business model, which were partially offset by a reduction in inventories.

Conference Call

Management will host a conference call, Thursday, August 8, 2019 at 10:00 a.m. Eastern Time to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

U.S.:	877-709-8150
International:	201-689-8354

An audio replay of the call will be available on the Company's website at https://www.celsiusholdingsinc.com/press-releases/

Disclosures can be found on the Company's online disclosure portal at: https://www.celsiusholdingsinc.com/sec-filings/.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has four beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The four lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

-- Tables Follow --

Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2019 (Unaudited)	December 31, 2018 (1)
ASSETS

Current assets:
Cash	$4,831,691	$7,743,181
Accounts receivable-net (note 2)	12,158,648	12,980,396
Note receivable-current (note 6)	1,197,270	-
Unbilled royalty revenue	175,148	-
Inventories-net (note 4)	10,589,216	11,482,701
Prepaid expenses and other current assets (note 5)	3,610,607	2,299,375
Total current assets	32,562,580	34,505,653

Note receivable-long term (note 6)	10,775,432	-

Operating lease-right of use asset (note 7)	188,624	-
Property and equipment-net (note 8)	110,129	121,854
Total Assets	$43,636,765	$34,627,507
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses (note 9)	$9,113,564	$14,845,211
Other current liabilities (note 10)	100,010	19,933
Operating lease liability-current (note 7)	142,778	-
Total current liabilities	9,356,352	14,865,144

Long-term liabilities:
Convertible line of credit note payable-related party-net (note 11)	4,873,188	3,500,000
Convertible line of credit notes payable-related party-net (note 11)	4,598,348	4,459,381
Operating lease liability-long term (note 7)	50,516	-
Total Liabilities	18,878,404	22,824,525
Commitments and contingences (note 16)
Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, zero and zero shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively (note 12)	-	-
Common stock, $0.001 par value; 75,000,000 shares authorized, 57,371,187 and 57,002,508 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively (note 14)	57,371	57,003
Additional paid-in capital	87,921,688	85,153,667
Accumulated other comprehensive income/(loss)	(23,306)	(26,997)
Accumulated deficit	(63,197,392)	(73,380,691)
Total Stockholders’ Equity	24,758,361	11,802,982
Total Liabilities and Stockholders’ Equity	$43,636,765	$34,627,507

(1)	Derived from Audited Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Revenue (note 3)	$16,121,929	$9,298,327	$30,607,579	$21,358,303
Cost of revenue (note 2)	9,255,898	5,316,508	18,020,490	12,612,803
Gross profit	6,866,031	3,981,819	12,587,089	8,745,500

Selling and marketing expenses	5,561,939	4,148,173	9,162,942	9,747,444
General and administrative expenses	2,432,746	3,140,551	5,054,848	5,143,206
Total operating expenses	7,994,685	7,288,724	14,217,790	14,890,650

Loss from operations	(1,128,654)	(3,306,905)	(1,630,701)	(6,145,150)

Other Income (Expense):
Interest income	95,377	2,482	191,770	7,972
Interest on notes	(122,714)	(44,235)	(243,108)	(87,984)
Interest on other obligations	(4,017)		(8,648)
Amortization of discount on notes payable	(92,883)	-	(178,823)	-
Gain on Investment repayment-China (Note Receivable Note 6)	(220,404)	-	12,052,809	-
Total other income (expense)	(344,641)	(41,753)	11,814,000	(80,012)

Net Income (Loss)	(1,473,295)	(3,348,658)	10,183,299	(6,225,162)
Preferred stock dividend	-	(43,164)	-	(125,855)
Net income (loss) available to common stockholders	$(1,473,295)	$(3,391,822)	$10,183,299	$(6,351,017)

Income (Loss) per share:
Basic	$(0.03)	$(0.07)	$0.18	$(0.13)
Diluted	$(0.03)	$(0.07)	$0.17	$(0.13)
Weighted average shares outstanding:
Basic	57,336,117	51,003,803	57,267,622	48,952,357
Diluted [1]	57,336,117	51,003,803	61,817,621	48,952,357

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net income (loss) available to common stockholders (GAAP measure)	$(1,473,295)	$(3,391,822)	$10,183,299	$(6,351,017)
Add back:
Depreciation and amortization expense	110,953	11,695	218,296	19,648
Net interest expense	31,354	41,753	59,986	80,012
Preferred stock dividend	-	43,164	-	125,855
Stock-based compensation	1,095,792	1,179,765	2,416,724	1,950,627
Gain on Note Receivable	220,403	-	(12,052,809)	-
Non-GAAP Adjusted EBITDA	$(14,793)	$(2,115,445)	$863,067	$(4,174,875)
Non-recurring one-time charges:
CEO recruiting fees	-	-	-	33,333
Shareholders’ Meeting	-	-	-	-
Legal settlement	-	-	-	1,019,600
Total non-recurring one-time charges	-	1,019,600	-	1,052,933
Non-GAAP Adjusted EBITDA excluding one-time charges	$(14,793)	$(1,095,845)	$863,067	$(3,121,942)
Net Asia investment	-	834,381	-	3,002,432
Net Non-GAAP Adjusted EBITDA excluding net Asia investment*	$(14,793)	$(261,464)	$863,067	$(119,510)

*	The Company reports financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.